Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07121) pertaining to the Employees' Retirement Savings Plan for the Precision Stamping Division of Elco Textron Inc. of our report dated June 23, 2005, with respect to the financial statements and schedule of the Employees' Retirement Savings Plan for the Precision Stamping Division of Elco Textron Inc. included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

ERNST & YOUNG LLP

Boston, Massachusetts
June 23, 2005